                                  STOCK OPTION

                                   GRANTED BY

                                  DYNAGEN, INC.
                       (hereinafter called the "Company")

                                       TO


                                C. ROBERT CUSICK
                        (hereinafter called the "Holder")


         For valuable consideration, the receipt of which is hereby acknowledged, the Company hereby grants to the Holder the following option:

         FIRST: Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right and option to purchase from the Company shares of the common stock, $.01 par value per share, ("Common Stock"), of the Company. Schedule A hereto, the provisions of which are incorporated by reference herein, sets forth (a) the maximum number of shares that the Holder may purchase upon exercise of this Option, (b) the exercise price per share of Common Stock purchasable hereunder, (c) the expiration date of this Option, (d) the vesting rate and (e) certain other terms and conditions applicable to this Option.

         This Option shall be exercised in whole or in part by the Holder's delivery to the Company of written notice (the "Notice of Exercise") setting forth the number of shares with respect to which this Option is to be exercised, together with (a) cash in an amount, or a check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for the shares being purchased, (b) with the consent of the Board, shares of Common Stock having a fair market value equal to such aggregate exercise price; (c) with the consent of the Board, a personal recourse note issued by the Holder to the Company in a principal amount equal to such aggregate exercise price and with such other terms, including interest rate and maturity, as the Board may determine in its discretion, provided that the interest rate borne by such note shall not be less than the lowest applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended; (d) with the consent of the Board, such other consideration that is acceptable to the Board and that has a fair market value, as determined by the Board, equal to such aggregate exercise price; or (e) with the consent of the Board, any combination of the foregoing. The "fair market value" of the Common Stock shall equal (i) the closing price per share on the date of grant of the Option as reported by a national stock exchange, (ii) if the Common Stock is not listed on such an exchange, as reported by the National Market System or another automated quotation system of the National
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Association of Securities Dealers, Inc., or (iii) if the Common Stock is not
quoted on any such system, the fair market value as determined by the Board.

         SECOND: The Company, in its discretion, may file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register shares of Common Stock reserved for issuance hereunder. At any time at which such a registration statement is not in effect, it shall be a condition precedent to any exercise of this Option that the Holder shall deliver to the Company a customary "investment letter" satisfactory to the Company and its counsel in which, among other things, the Holder shall (a) state that he is acquiring shares of Common Stock subject to the Option for his or her own account for investment and not with a view to the resale or distribution thereof and (b) acknowledge that those shares are not freely transferable except in compliance with federal and state securities laws.

         THIRD: In order to exercise this option in whole or in part, the Holder shall deliver to the Company the Notice of Exercise and related investment letter, if required, and payment of the exercise price pursuant to Paragraphs First and Second hereof. As promptly as practicable after receipt by the Company, such materials, the Company shall deliver to the Holder (or if any other individual or individuals are exercising this Option, to such individual or individuals) a certificate registered in the name of the Holder (or the names of the other individual or individuals exercising this Option) and representing the number of shares with respect to which this Option is then being exercised; provided, however, that if any law or regulation or order of the Securities and Exchange Commission or any other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this Option) to take any action in connection with the shares then being purchased, the date for the delivery of the certificate for such shares shall be extended for the period necessary to take and complete such action. The Company may imprint upon said certificate a legend to the following effect:

            The shares of stock represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act have been complied with or unless the Corporation has received an opinion of its counsel that such registration is not required, except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for such sale or transfer.

and such other legends as counsel for the Company may consider appropriate. Delivery by the Company of the certificates for such shares shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Holder, at the address specified in the Notice. The Company will pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this Option.

         The Company will, at all times while any portion of this Option is outstanding, reserve and keep available, out of shares of its authorized and unissued Common Stock or shares of Common


                                      -2-
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Stock held in treasury, a sufficient number of shares of its Common Stock to satisfy the requirements of this Option.

         FOURTH: If the Company shall effect any subdivision or consolidation of shares of its stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares outstanding, in any such case without receiving compensation therefor in money, services or property, then the number, class and per share price of shares of stock subject to this Option shall be appropriately adjusted in such a manner as to entitle the Holder to receive upon exercise of this Option, for the same aggregate cash consideration, the same total number and class of shares as he or she would have received as a result of the event requiring the adjustment had he or she exercised this Option in full immediately prior to such event.

         If the Company shall be a party to a reorganization or merger with one or more other corporations (whether or not the Company is the surviving or resulting corporation), shall consolidate with or into one or more other corporations, shall be liquidated, or shall sell or otherwise dispose of substantially all of its assets to another corporation (each a "Transaction"), then:

                  (a) subject to the provisions of clauses (b) and (c) below, after the effective date of the Transaction, the Holder of this Option shall be entitled, upon exercise hereof and at no additional cost, to receive shares of Common Stock or, if applicable, shares of such other stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of the Transaction;

                  (b) the Board may accelerate the time for exercise of this Option to a date prior to the effective date of the Transaction, as specified by the Board; or

                  (c) this Option may be canceled by the Board as of the effective date of the Transaction, provided that (i) notice of such cancellation shall have been given to the Holder and (ii) the Holder shall have the right to exercise this Option to the extent the same is then exercisable or, if the Board shall have accelerated the time for exercise of this Option, in full during the thirty-day period preceding the effective date of the Transaction.

         Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to this Option.

         FIFTH: Neither the Holder nor any other person shall, by virtue of the granting of this Option, be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised pursuant to the terms hereof with respect to such shares and the Company has issued and delivered the shares to the Holder.


                                       -3-
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         SIXTH: This Option is not transferable by the Holder or by operation of law, otherwise than by will or under the laws of descent and distribution. This Option is exercisable, during the Holder's lifetime, only by the Holder.

         SEVENTH: If the Company in its discretion determines that it is obligated to withhold tax with respect to shares of Common Stock received on exercise of this Option, the Holder agrees that the Company may withhold from the Holder's wages, if and to the extent that the Holder is then employed by the Company and subject to such withholding, the appropriate amount of federal, state or local withholding taxes attributable to the Holder's exercise of such Option. At the Company's discretion, the amount required to be withheld may be withheld in cash from such wages or (with respect to compensation income attributable to the exercise of this Option) in kind from the Common Stock otherwise deliverable to the Holder on exercise of this Option. The Holder further agrees that, if the Company does not withhold an amount from the Holder's wages sufficient to satisfy the Company's withholding obligation, the Holder will remit to the Company on demand, in cash, the amount estimated by the Company to be underwithheld.

         EIGHTH: Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered at the office of the Chief Financial Officer of the Company, or such other address as the Company may hereafter designate, or when deposited in the mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at such office or other address.

         Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

         NINTH: This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Holder agrees that he will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Holder or the Company of any such law, regulation or order or any provision thereof.


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         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the effective date.


                     DYNAGEN, INC.
[SEAL]


                     By:______________________________________________
                         Dhananjay G. Wadekar
                         Executive Vice President




Acknowledgment

         The undersigned Holder acknowledges receipt of this Stock Option Agreement, including Schedule A hereto, and agrees to be bound by all obligations of the Holder as set forth in such Stock Option Agreement.

                      HOLDER

                      _________________________________________________
                      Name

                                   SCHEDULE A

                                  DYNAGEN, INC.

                                  STOCK OPTION


Date of Grant:                              June 1, 1998

Name of Holder:                             C. Robert Cusick

Address:                                    ________________________

                                            ________________________

Maximum number of shares for which
this Option is exercisable:                 2,000,000

Exercise (purchase) price per share:        $.33

Expiration date of this Option:             June 1, 2005

Vesting rate:                               Option becomes exercisable in equal installments at
                                            the end of each fiscal quarter of the Company over
                                            two years, beginning with the fiscal quarter ending
                                            June 30, 1998; provided, that if the Holder resigns
                                            or is removed as Chairman of the Board of Directors
                                            of the Company at any time prior to March 1, 1999,
                                            then only the portion of this Option then vested
                                            shall be exercisable thereafter, and if the Holder
                                            resigns or is removed from such position at any time
                                            on or after March 1, 1999, then the entire Option
                                            shall become fully exercisable.

Other terms and conditions:                 None